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                                                                   Exhibit 4(ii)
                          GEORGIA-PACIFIC CORPORATION

                             Officers' Certificate

               Pursuant to Sections 102 and 301 of the Indenture dated as of March 1, 1983, between Georgia-Pacific Corporation (the "Corporation") and The Chase Manhattan Bank (National Association) ("Chase"), as supplemented by the First Supplemental Indenture, dated as of July 27, 1988 (collectively, the "Indenture"), among the Corporation, Chase and Morgan Guaranty Trust Company of New York (whom The Bank of New York has succeeded as Trustee), the undersigned Senior Vice President - Finance and Chief Financial Officer and the Treasurer of the Corporation each hereby certifies as follows:

               (1) He has read all provisions in the Indenture relating to conditions precedent to the authentication and delivery of $250,000,000 aggregate principal amount of the Corporation's 7.70% Debentures Due June 15, 2015 (the "Debentures") and the definitions in the Indenture relating thereto and has made such investigation as he considered necessary in connection with the delivery hereof.

               (2) In his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not provisions in the Indenture relating to conditions precedent to the authentication and delivery of the Debentures under the Indenture have been complied with.

               (3)      In his opinion, such provisions have been complied with.

               (4) Pursuant to resolutions adopted by the Board of Directors of the Corporation (or the Executive Committee thereof) at meetings duly called and held on February 24, 1983, July 25, 1986, July 25, 1988, January 29, 1992, January 27, 1993 and May 4, 1993, and by the Pricing Committee of the Board of Directors at a meeting duly called and held on June 5, 1995, the terms of the Debentures to be issued under the Indenture shall be as follows:

                        (i) The title of the Debentures is "7.70% Debentures Due June 15, 2015".





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                        (ii)     The Debentures are to be issued in, and limited
               to, an aggregate principal amount of $250,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to the terms of the Indenture).

                        (iii) The unpaid principal of the Debentures is payable on June 15, 2015, subject to the provisions of the Indenture respecting acceleration.

                        (iv) The Debentures shall bear interest at a rate of 7.70% per annum from June 9, 1995 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1995, to holders of record on the preceding June 1 or December 1, as the case may be, next preceding such Interest Payment Date.

                        (v) Principal (and premium, if any) and interest on the Debentures are payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, City of New York, provided, however, that at the option of the Corporation such payment may be made by check mailed to the Person entitled thereto as provided in the Indenture.

                        (vi) The Debentures may not be redeemed prior to maturity and will not be entitled to the benefit of any sinking fund.

               Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

               IN WITNESS WHEREOF, we have hereunto signed our names the 9th day of June, 1995.



                                         By: /s/ John F. McGovern
                                             --------------------
                                             John F. McGovern
                                             Senior Vice President - Finance
                                               and Chief Financial Officer



                                         By: /s/ Danny W. Huff
                                             -----------------
                                             Danny W. Huff
                                             Treasurer